EXHIBIT 15




          November 11, 1996


          To Mirage Resorts, Incorporated:

          We are aware that Mirage Resorts, Incorporated has incorporated by reference in its Registration Statements on Form S-8 (File No. 33-16037), on Form S-8 (File No. 33-48394), on Form S-8 (File No.
          33-63804), on Form S-8 (File No. 33-60183), on Form S-3 (File No.
          33-65317) and on Form S-3 (File No. 333-07261) its Form 10-Q for the quarter ended September 30, 1996, which includes our report dated November 11, 1996 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of these registration statements or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

          Very truly yours,



          ARTHUR ANDERSEN LLP